UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2011
WESTWOOD ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, 10th Floor New York, NY	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 641-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On April 29, 2011 (the “Closing Date”), Westwood One. Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Clear Channel Acquisition LLC (“Clear Channel”), pursuant to which the Company sold to Clear Channel all of the outstanding capital stock of Metro Networks, Inc. (“Metro”), SmartRoute Systems, Inc. (“SmartRoute”) and TLAC, Inc. (“TLAC”), each a wholly-owned subsidiary of the Company (the “Transaction”). Metro, SmartRoute and TLAC provide traffic reporting services, news, sports, weather and other information programming services to the television and radio broadcast industries. Pursuant to the Purchase Agreement, Clear Channel purchased the outstanding capital stock of Metro, SmartRoute and TLAC for $24.25 million in cash (the “Purchase Price”), $5.0 million of which was paid into escrow to satisfy certain liabilities.
After the consummation of the Transaction and on the Closing Date, Metro paid to the Company and its affiliates, and satisfied in full, certain outstanding, pre-closing, inter-company obligations in the amount of $95.0 million (the “Inter-Company Obligation”).
The Company intends to use approximately $104.0 million of the Purchase Price and Inter-Company Obligation to pay down in full the Company’s 15.00% Senior Secured Notes (“Senior Notes”) held by the existing noteholders (excluding Gores) and issued under the Securities Purchase Agreement, dated as of April 23, 2009, by and between the Company and the noteholders party thereto. 100% of the remaining $10.4 million of Senior Notes are held by Gores Radio Holdings, LLC, the Company’s controlling stockholder.
On the Closing Date and in connection with the Transaction, the Company also entered into a Transition Services Agreement with Clear Channel, pursuant to which the parties will for a maximum period of up to 180 days provide to each other certain transition services relating to the sharing of the services of each party’s personnel and facilities.
The summaries of the Purchase Agreement and the Transition Services Agreement set forth in this Current Report on Form 8-K are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively.
Effective as of the Closing Date, the Company also entered into a Settlement Agreement with Triangle Software, LLC (d/b/a Beat the Traffic) (“Triangle”) pursuant to which all claims relating to any patents owned by Triangle as such relate to the Sigalert business are settled. As part of the Settlement Agreement, each of the Company and Triangle released the other from all claims related to the lawsuit and agreed that the parties will file the documentation necessary to discontinue the lawsuit filed by Triangle. The Sigalert business is part of the Transaction described above and in connection therewith, the Settlement Agreement was assigned by the Company to Clear Channel effective as of the Closing.
Section 2 Financial Information
Item 2.01. Completion of Acquisition or Disposition of Assets.
The information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Section 7 Regulation FD
Item 7.01. Regulation FD Disclosure.
A copy of the Company’s press release announcing the Transaction is included as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information under this item and Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.
Section 9 Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following is a list of the exhibits filed as a part of this Form 8-K:

Exhibit
No.	Description of Exhibit

2.1	Stock Purchase Agreement, dated as of April 29, 2011, by and between Clear Channel Acquisition LLC and Westwood One, Inc.

10.1	Transition Services Agreement, dated as of April 29, 2011, by and between Clear Channel Acquisition LLC and Westwood One, Inc.

99.1	Press Release, dated April 29, 2011, of Westwood One, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

Date: April 29, 2011	By:	/s/ David Hillman

		Name:	David Hillman
		Title:	Chief Administrative Officer; EVP,
Business Affairs, General Counsel and Secretary